Exhibit 99.3

A MESSAGE FROM Debra Cafaro and Ray Braun, CEO

December 27, 2011

Dear Cogdell Employee,

This morning we announced that Cogdell and Ventas have entered into a definitive agreement under which Ventas will acquire Cogdell.  Separately, Cogdell has agreed to sell its design-build and development business (“Erdman”) to an affiliate of Lubar & Co., a well regarded private equity firm affiliated with David Lubar.  You can read the press release we issued at (www.cogdell.com).

We anticipate a closing in the second quarter of 2012, subject to certain conditions in the agreement. We look forward to a bright future together, building on our companies’ strengths in the communities we serve.  We firmly believe Cogdell’s operating assets, experience and customer service focus will complement and enhance Ventas’s longstanding commitment to serving clients’ healthcare real estate needs.

For those of you who may not know Ventas, we are a Chicago-based, publicly traded real estate investment trust that owns more than 1,300 healthcare properties across North America.  With an enterprise value exceeding $20 billion and three investment grade ratings, Ventas is a member of the S&P 500, and has an excellent reputation for its significant financial strength, flexibility and value creation for shareholders.  Upon close of the transaction, Ventas will own or manage over 20 million square feet in MOBs, enjoy relationships with over 50 leading hospitals and health systems, and maintain a coast-to-coast presence in the healthcare real estate industry.

Ventas’s medical office properties are operated through its subsidiary, Lillibridge Healthcare Services, a national leader in medical office building ownership, management and development.  Lillibridge has 25 years of experience in serving physicians, hospitals and health systems across the country.  More information about Ventas and Lillibridge can be found at www.ventasreit.com and www.lillibridge.com, respectively.

It’s important that each of you continue to focus on performing your roles and responsibilities over the coming weeks and months. Cogdell has an excellent reputation and it is important to maintain our client relationships during this transition.

What’s Next

We know you may have questions about how you will be affected by the completion of this transaction. We have a team working through integration planning right now, and here are a few highlights from our plans:

•                  There will be no change to your role and / or reporting relationship unless you are otherwise notified.

•                  Ventas believes in pay-for-performance and market-based compensation and benefits programs.  Existing compensation and benefits programs will remain in effect while Ventas conducts an assessment of Cogdell’s compensation and benefits programs as part of the integration process.

•                  Cogdell’s employees at the properties are essential to the operation of the business going forward.  We will be focused on ensuring business continuity.

•                  Until the transaction is complete, Ventas and Cogdell will operate as separate companies.

•                  A Ventas-Cogdell team will develop a plan to facilitate an orderly separation of the Erdman business and continued support for the remaining Cogdell business.

We plan to meet in person in “Town Hall” fashion with you in early January to share our plans and vision of the future, present a preliminary integration timeline, and answer as many of your questions as possible.

As always, it is important for our Company to speak with one voice.  If you receive any inquiries about this transaction, I ask that you immediately forward those requests to Lori Wittman, Ray Lewis, or David Smith.  Feel free to share the press release with clients should they have questions about this announcement.

Please know that we may be more restricted in what we can do and say prior to the completion of the transaction, but we will be as open as possible about what is happening throughout the transition and integration process.

In the interim, a Q&A email mailbox is available for you to submit questions on an anonymous basis. These questions will be consolidated and we will provide updates as we have information to share.

Thank you for your continued support and hard work.  We look forward to working together as we successfully integrate our two organizations.

Sincerely,

Raymond W. Braun	Debra A. Cafaro
CEO Cogdell Spencer Inc.	Chairman and CEO Ventas, Inc.

Additional Information and Where to Find It

In connection with the proposed merger, Cogdell Spencer Inc. (“Cogdell”) will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the holders of Cogdell common stock. HOLDERS OF COGDELL COMMON STOCK ARE URGED TO READ

THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Holders of Cogdell common stock will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The holders of Cogdell common stock will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Cogdell, 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209, attn: Corporate Secretary, or from Cogdell’s website, http://www.cogdell.com.

Ventas, Cogdell and their respective directors and officers may be deemed to be participants in the solicitation of proxies from the holders of Cogdell common stock with respect to the meeting of stockholders that will be held to consider the proposed merger. Information about the Company’s directors and executive officers can be found the Company’s definitive proxy statement filed with the SEC on March 28, 2011.  Information about Cogdell’s directors and executive officers can be found in Cogdell’s definitive proxy statement filed with the SEC on March 25, 2011. Stockholders may obtain additional information regarding the interests of such potential participants will be included in Cogdell’s proxy statement and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available.  These documents are available free of charge on the SEC’s website and from the Company or Cogdell, as applicable, using the sources indicated above.